EXHIBIT 99.1

Gladstone Capital Corporation Reports Financial Results for Its First Quarter Ended December 31, 2014

MCLEAN, Va., Feb. 2, 2015 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (Nasdaq:GLAD) (the "Company") today announced earnings for its first quarter ended December 31, 2014. Please read the Company's Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov, or from the Company's website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	December 31, 2014	September 30, 2014	Change	% Change

Total investment income	$ 8,726	$ 8,682	$ 44	0.5%
Total expenses, net of credits	(5,035)	(4,272)	763	17.9
Net investment income	3,691	4,410	(719)	(16.3)
Net investment income per common share	0.18	0.21	(0.3)	(14.3)
Cash distribution per common share	0.21	0.21	—	—
Net realized (loss) gain	(12,858)	1,146	14,004	NM
Net unrealized appreciation	9,498	17,448	(7,950)	(45.6)
Net increase in net assets resulting from operations	331	23,004	(22,673)	(98.6)
Weighted average yield on interest-bearing investments(A)	11.5%	11.6%	(0.1)%	(0.9)
Total dollars invested	$ 61,465	$ 18,884	$ 42,581	225.5
Total dollars repaid	4,497	20,527	(16,030)	(78.1)

As of:	December 31, 2014	September 30, 2014	Change	% Change
Total investments, at fair value	$ 326,624	$ 281,286	$ 45,338	16.1%
Fair value, as a percent of cost	84.6%	80.5%	4.1%	5.1
Net asset value per common share	$ 9.31	$ 9.51	$ (0.20)	(2.1)
Asset coverage ratio	235.6%	305.4%	(69.8)%	(22.9)
Number of portfolio companies	49	45	4	8.9

NM=Not Meaningful
(A) Excludes reserves on interest receivables and non-accrual loans.

Highlights for the Quarter: During the first quarter ended December 31, 2014, the following significant events occurred:

  Portfolio Activity:

New Originations:

  Invested $8.4 million in a combination of senior term debt and preferred equity in B + T Holdings, Inc., a full-service provider of structural engineering, construction and technical services to the wireless tower industry for tower upgrades and modifications. This was a co-investment with one of our affiliated funds, Gladstone Investment Corporation, which invested an additional $19.6 million under the same terms as us.

  Invested $15.0 million through a combination of senior term debt and equity in Circuitronics, Inc., a premier electronics manufacturing services company focused on the design and production of specialized printed circuit board assemblies and related services.

  Invested $11.0 million through senior term debt in Vision Government Solutions, Inc., a provider of land parcel management software technology and appraisal services to local government organizations.

Follow-on investments, syndicated investments, repayments and exits:

  Invested an aggregate of $17.1 million in follow-on debt and equity follow-on investments in three existing portfolio companies and closed three new syndicated investments for an aggregate of $12.5 million. Received $4.5 million in aggregate scheduled and unscheduled principal repayments from existing portfolio companies, including one payoff, which generated $0.6 million in prepayment fees and realized gains of $1.6 million. Sold our non-accrual investment in Midwest Metal Distribution, Inc., which resulted in proceeds of $6.1 million and a realized loss of $14.5 million, as reflected in cumulative net unrealized depreciation previously reported for the quarter and fiscal year ended September 30, 2014.
  Recurring Distributions: Paid monthly distributions for each of October, November and December 2014 to common stockholders ($0.07 per common share) and to preferred stockholders ($0.140625 per share of the Company's 6.75% Series 2021 Term Preferred Stock).

First Quarter 2015 Results: Net Investment Income for the quarters ended December 31 and September 30, 2014, were $3.7 million, or $0.18 per share, and $4.4 million, or $0.21 per share, respectively. Net investment income decreased by 16.3% in the three months ended December 31, 2014, as compared to the prior quarter, primarily due to a higher net incentive fee for the three months ended December 31, 2014 related to the shift from a quarterly to an annual incentive fee credit calculation.

Net Increase in Net Assets Resulting from Operations for the quarters ended December 31 and September 30, 2014 decreased to $0.3 million, or $0.02 per share, compared to $23.0 million, or $1.10 per share, respectively. The quarter over quarter decrease is primarily due to the net unrealized appreciation of investments (excluding reversals) of $16.1 million recorded during the three months ended September 30, 2014, as compared to the net unrealized depreciation of investments (excluding reversals) of $4.0 million recorded during the three months ended December 31, 2014.

Subsequent Events: Subsequent to December 31, 2014, the following significant events occurred:

  Distributions Declared: Declared the following monthly cash distributions to stockholders on January 13, 2015:
Record Date	Payment Date	Distribution per Common Share	Distribution per Series 2021 Term Preferred Share
January 23	February 3	$ 0.07	$ 0.140625
February 18	February 27	0.07	$ 0.140625
March 20	March 31	0.07	$ 0.140625
Total for the Quarter		$ 0.21	$ 0.421875

Conference Call for Stockholders: The Company will hold its earnings release conference call on Tuesday, February 3, 2015, at 8:30 a.m. EST. Please call (855) 465-0177 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through March 3, 2015. To hear the replay, please dial (855) 859-2056 and use conference number 16101120. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the Company's website through April 3, 2015.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of senior term loans, second term lien loans, and senior subordinated term loans in small and medium sized businesses in the United States. Including dividends through today, the Company has paid 143 consecutive monthly or quarterly cash distributions on its common stock, which over the past five years total approximately $88.3 million, or $4.20 per share. Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company's most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended December 31, 2014, including the notes to the consolidated financial statements contained therein.

CONTACT: Investor Relations Inquiries:
         Please visit www.gladstone.com or +1-703-287-5893.